                                                                   Exhibit 12.1

                WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                         (in thousands, except ratios)
                                  (unaudited)

                                                             Three Months Ended             Year Ending
                                                           ----------------------     ------------------------       June 30, 1993
                                                           March 31,    March 31,       Dec. 31,      Dec. 31,         through
                                                             1996         1995            1995          1994         Dec. 31, 1993
                                                           ---------    ---------     -----------    ---------     ---------------
Earnings:
    Income (loss) before income taxes                      $(1,464)      $  394       $(4,873)      $(57,261)           $(2,560)
    Add back: Interest expense                               2,643        2,586        10,899          9,311              4,721
              Amortization of debt issuance cost               351          216         1,036            829                364
              Portion of rent expense
                representative of interest factor              124          109           451            349                 97
                                                           --------------------------------------------------------------------
    Earnings (loss) as adjusted                            $ 1,654       $3,305        $7,513       $(46,772)            $2,622
                                                           ====================================================================
Fixed charges:
    Interest expense                                       $ 2,643       $2,586       $10,899         $9,311             $4,721
    Amortization of debt issuance cost                         351          216         1,036            829                364
    Portion of rent expense representative of
       interest factor                                         124          109           451            349                 97
                                                           --------------------------------------------------------------------
                                                           $ 3,118       $2,911       $12,386        $10,489             $5,182
                                                           ====================================================================
Preferred dividends
   (grossed up to pretax equivalent basis):                $ 5,769       $2,396       $16,863         $3,997             $1,036
Accretion of preferred stock
   (grossed up to pretax equivalent basis):                  2,604          407         4,573            394                  -
                                                           --------------------------------------------------------------------
                                                           $ 8,373       $2,803       $21,436         $4,391             $1,036
                                                           ====================================================================
Ratio of earnings to fixed charges                              (a)         1.1            (a)            (a)                (a)
                                                           ====================================================================
Ratio of earnings to fixed charges and
   preferred dividends                                          (b)          (b)           (b)            (b)                (b)
                                                           ====================================================================


   (a) Earnings were inadequate to cover fixed charges by $1.5 million, $4.9 million, $57.3 million, and $2.6 million, respectively, for the three months ended March 31, 1996, for the years ended December 31, 1995, December 31, 1994, and for the period from June 30, 1993 through December 31, 1993.

   (b) Earnings were inadequate to cover fixed charges and preferred dividends by $9.8 million, $2.4 million, $26.3 million, $61.7 million and $3.6 million, respectively, for the three months ended March 31, 1996 and March 31, 1995, for the years ended December 31, 1995, December 31, 1994, and for the period from June 30, 1993 through December 31, 1993.

Certain of the preferred dividend are, at the option of the Company, payable in-kind not cash.